Exhibit 21

Subsidiaries

Del Mar Pharmaceuticals (BC) Ltd. (British Columbia, Canada)
0959454 B.C. Ltd. (British Columbia, Canada)
0959456 B.C. Ltd. (British Columbia, Canada)